Exhibit 21.1

Advantage Insurance Inc.

Subsidiaries

Subsidiary	% Parent Interest Held	State/Country of Jurisdiction	Parent
1. AD Services Ltd.	100%	Cayman Islands	Advantage International Management (Cayman) Ltd.
2. Advantage Business Insurance Company I.I.	100%	Puerto Rico	Advantage Insurance Inc.
3. Advantage DCP Ltd	100%	United Kingdom	Advantage Property & Casualty Company SPC (Cayman Islands)
4. Advantage Group Holdings (Delaware) LLC.	100%	Delaware	Advantage Life & Annuity Company SPC
5. Advantage Group Holdings (Puerto Rico) Inc.	25%	Puerto Rico	Advantage Group Holdings (Delaware) LLC
	75%		Advantage Life & Annuity Company SPC
6. Advantage Insurance Management (USA) LLC	100%	South Carolina	Advantage Insurance Inc.
7. Advantage Insurance Services LLC	100%	Puerto Rico	Advantage Insurance Inc.
8. Advantage International Bank Corp.	100%	Puerto Rico	Advantage Insurance Inc.
9. Advantage International Management (Cayman) Ltd.	100%	Cayman Islands	Advantage Insurance Inc.
10. Advantage Life & Annuity Company SPC	100%	Cayman Islands	Advantage Insurance Inc.
11. Advantage Life Assurance I.I.	100%	Puerto Rico	Advantage Insurance Inc.
12. Advantage Life Puerto Rico A.I.	100%	Puerto Rico	Advantage Life & Annuity Company SPC
13. Advantage Life Small Cap LLC	100%	Delaware	Advantage Life Puerto Rico, A.I.
14. Advantage Property & Casualty Company SPC (Cayman Islands)	100%	Cayman Islands	Advantage Insurance Inc.
15. AIH Insurance Agency LLC	100%	South Carolina	Advantage Insurance Management (USA) LLC
16. Harbor Risk Indemnity, LLC	100%	Montana	Advantage Insurance Management (USA) LLC
17. ND Services Ltd.	100%	Cayman Islands	Advantage International Management (Cayman) Ltd.
18. The Advantage Life Investment Fund SPC	100%	Cayman Islands	Advantage Life & Annuity Company SPC
19. The Advantage Life Small Cap Fund SPC	100%	Cayman Islands	Advantage Life & Annuity Company SPC
20. USCL Managers, Inc.	100%	Cayman Islands	U.S. Commonwealth Life, A.I.
21. U.S. Commonwealth Life, A.I.	100%	Puerto Rico	Advantage Insurance Inc.